Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

EquipmentShare.com Inc

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.00000125 per share ("Class A Common Stock"), issuable pursuant to stock options outstanding under the EquipmentShare.com Inc 2016 Equity Incentive Plan	(1)	Other	6,082,989	$5.24	$31,874,862.36	0.0001381	$4,401.92
Equity	Class B common stock, par value $0.00000125 per share ("Class B Common Stock"), issuable pursuant to stock options outstanding under the EquipmentShare.com Inc 2016 Equity Incentive Plan	(2)	Other	3,375,664	$4.22	$14,245,302.08	0.0001381	$1,967.28
Equity	Class A Common Stock reserved for issuance under the EquipmentShare.com Inc 2025 Omnibus Incentive Plan	(3)	Other	3,726,874	$30.50	$113,669,657.00	0.0001381	$15,697.78
Equity	Class B Common Stock reserved for issuance under the EquipmentShare.com Inc 2025 Omnibus Incentive Plan	(4)	Other	36,643,288	$30.50	$1,117,620,284.00	0.0001381	$154,343.36
Equity	Class A Common Stock reserved for issuance under the EquipmentShare.com Inc 2025 Employee Stock Purchase Plan	(5)	Other	2,316,263	$30.50	$70,646,021.50	0.0001381	$9,756.22

Total Offering Amounts:						$1,348,056,126.94		$186,166.57
Total Fee Offsets:								0.00
Net Fee Due:								$186,166.57

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of Class A Common Stock or Class B Common Stock that become issuable under the EquipmentShare.com Inc 2016 Equity Incentive Plan (the “2016 Plan”), the EquipmentShare.com Inc 2025 Omnibus Incentive Plan (the “2025 Plan”) and the EquipmentShare.com Inc 2025 Employee Stock Purchase Plan as a result of any stock dividend, stock split, recapitalization, or other similar transaction.

With respect to any stock options or restricted stock units outstanding under the 2016 Plan, any shares (i) covered by any such award that is forfeited, cancelled, expires, terminates or otherwise lapses or settled in cash without the delivery of shares, (ii) withheld in respect of taxes relating to such award, or (iii) tendered or withheld to pay the exercise price of options, will again become available for issuance under the 2025 Plan.

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of the stock options outstanding under the 2016 Plan.

Rounded up to the nearest cent.

(2)	Please see Offering Note (1)
(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of Class A Common Stock or Class B Common Stock that become issuable under the EquipmentShare.com Inc 2016 Equity Incentive Plan (the “2016 Plan”), the EquipmentShare.com Inc 2025 Omnibus Incentive Plan (the “2025 Plan”) and the EquipmentShare.com Inc 2025 Employee Stock Purchase Plan as a result of any stock dividend, stock split, recapitalization, or other similar transaction.

Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of Class A Common Stock as reported on the Nasdaq Global Select Market on January 23, 2026.

Rounded up to the nearest cent.
(4)	Please see Offering Note (3)
(5)	Please see Offering Note (3)